Exhibit 1(d)

MERRILL LYNCH SERIES FUND, INC.

CERTIFICATE OF CORRECTION

Pursuant to Section 1-[    ] of the Maryland General Corporation Law, MERRILL LYNCH SERIES FUND, INC. a Maryland corporation having its principal office in the City of Baltimore, Maryland (hereinafter called the “Corporation”), hereby files the following CERTIFICATE OF CORRECTION.

1. Articles of Amendment to the charter of the Corporation were filed with and approved for record by the State Department of Assessments and Taxation of Maryland on May 11, 1984.

2. The inaccuracy in said Articles of Amendment is as follows:

THIRD:

(b) The total number of shares of all classes of stock of the Corporation as increased, and the number and par value of the shares of each class, are as follows:

Two Billion (2,000,000,000) shares of capital stock divided into ten classes of Common Stock each of which consists of Two Hundred Million (200,000,000) shares of the par value of Ten Cents ($0.10) per share.

3. The foregoing provision is hereby corrected to be read as follows:

THIRD:

(b) The total number of share of all classes of stock of the Corporation as increased, and the number and par value of the shares of each class, are as follows:

Two Billion (2,000,000,000) shares of capital stock of the par value of Ten Cents ($0.10) per share divided into ten classes of Common Stock each of which with the exception of the class designated as Money Reserve Portfolio Common Stock consists of One Hundred Million ($100,000,000) shares. The class of Common Stock designated as Money Reserve Portfolio Common Stock consists of One Billion One Hundred Million (1,100,000,000) shares.

In witness whereof: MERRILL LYNCH SERIES FUND, INC. has caused these presents to be signed in its name and on its behalf by its Vice-President and attested by its Secretary on May 14, 1984.

MERRILL LYNCH SERIES FUND, INC.

By	/s/ Richard Jacobson
Richard Jacobson, Vice-President

Attest:

/s/ Philip L. Kirstein
Philip L. Kirstein, Secretary

The undersigned, Vice-President of MERRILL LYNCH SERIES FUND, INC. who executed on behalf of said Corporation the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles of Amendment to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

/s/ Richard Jacobson
Richard Jacobson, Vice-President

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